Exhibit 99.1
Nash Finch Reports Second Quarter 2010 Results
MINNEAPOLIS (July 22, 2010) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the twelve weeks (second quarter) ended June 19, 2010.
Financial Results
Total Company sales for the second quarter 2010 were $1.15 billion compared to $1.22 billion in the prior-year quarter, a decrease of 5.1%. Sales for the first twenty-four weeks of 2010 were $2.33 billion compared to $2.36 billion in the prior-year period, a decrease of 1.0%. Excluding the impact of the non-comparable sales increase of $59.4 million attributable to the acquisition of the three military distribution centers on January 31, 2009 and the sales decrease attributable to the previously announced transition of a portion of a food distribution customer buying group to another supplier, total Company sales decreased by 3.8% in the second quarter and 2.8% year-to-date.
Consolidated EBITDA1 for the second quarter 2010 was $31.9 million, or 2.8% of sales, as compared to $33.6 million, or 2.8% of sales, for the prior-year-quarter. For the first twenty-four weeks of 2010, Consolidated EBITDA was $60.5 million, or 2.6% of sales, compared to $62.9 million, or 2.7% of sales, in the prior-year period. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.
Net earnings for the second quarter 2010 were $10.7 million, or $0.81 per diluted share, as compared to net earnings of $9.5 million, or $0.72 per diluted share, in the prior-year quarter. Net earnings for the first twenty-four weeks of 2010 were $18.7 million, or $1.40 per diluted share, as compared to net earnings of $24.0 million, or $1.80 per diluted share, in the same prior-year period. Net earnings for both years were impacted by several significant items which are presented in the table below.

[1]	Consolidated EBITDA and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

“Although the negative sales trend that manifested in the third quarter 2009 continued into the first half of 2010 in the food distribution and retail industry, our results reflect several major accomplishments, which include maintaining total Company year-over-year EBITDA as a percentage of sales, reducing debt, investing in strategic initiatives and share repurchases, and controlling expenses and capital expenditures,” said Alec Covington, President and CEO of Nash Finch. “We continue to have a solid balance sheet and have significant availability in our credit facility which provides us flexibility to capitalize on attractive growth opportunities should they present themselves.”
The Company recently announced the closing of its Bridgeport, Michigan distribution center, which is scheduled to be completed in the third quarter. “The transition is proceeding smoothly and we anticipate that the full transition will be completed by the end of the third quarter,” said Covington.
The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the second quarter and year-to-date 2010 and prior year results:

	2nd Quarter		YTD
(dollars in millions except per share amounts)	2010	2009	2010	2009
Significant credits (charges)
Distribution center closing costs	$(1.2)	—	(1.2)	—
Retail stores opening & closing costs	—	(0.6)	—	(0.8)
Acquisition, integration and start-up costs	(0.3)	(0.8)	(0.6)	(1.4)
Tax consulting fees	—	—	—	(0.5)

Significant charges impacting Consolidated EBITDA	(1.5)	(1.4)	(1.8)	(2.7)

Gain on acquisition of a business	—	—	—	6.7
Net increase in lease reserves	—	—	—	(1.2)
Impairments	—	(0.9)	—	(0.9)

Total significant net credits (charges) impacting earnings before tax	(1.5)	(2.3)	(1.8)	1.9

Income tax on significant net credits (charges)	0.6	0.9	0.8	(0.8)
Income tax effect on gain on acquisition of a business	—	—	—	2.7
Reversal of previously recorded income tax reserves and refunds	—	—	—	1.6

Total significant net credits (charges) impacting net earnings	(0.9)	(1.4)	(1.0)	5.4

Diluted earnings per share impact	$(0.07)	(0.10)	(0.08)	0.41
Military Distribution Results

	2nd Quarter		%	YTD		%
(dollars in millions)	2010	2009	Change	2010	2009	Change
Sales	$456.6	461.0	(1.0%)	934.6	871.3	7.3%
Segment EBITDA[1]	$13.4	11.2	18.9%	27.0	23.2	16.4%
Percentage of Sales	2.9%	2.4%		2.9%	2.7%
The military segment sales in the second quarter decreased 1.0% and were reflective of weaker domestic sales, partially offset by an increase in overseas sales. The military segment sales increased 7.3% in year-to-date 2010 reflecting the impact of the acquisition of three military distribution centers on January 31, 2009. After adjusting for the non-comparable sales impact of these three distribution centers of $59.4 million, military sales increased 0.5% year-to-date.

The military segment EBITDA increased by 18.9% and 16.4% in the second quarter and year-to-date 2010, respectively, compared to the prior year. The military EBITDA as a percentage of sales was 2.9% in the second quarter and year-to-date 2010, respectively, as compared to 2.4% and 2.7% in the prior year.
“Our military division continues to perform despite the tough economic times,” said Covington. “I am pleased with the significant increase in our military division EBITDA which resulted primarily from the operating improvements implemented across the acquired distribution centers. We are on track to open our new Columbus, Georgia distribution center by the end of the third quarter which will provide significant transportation savings and allow for long-term strategic growth opportunities.”
Food Distribution & Retail Results

	2nd Quarter		%	YTD		%
(dollars in millions)	2010	2009	Change	2010	2009	Change
Sales
Food Distribution	$574.2	619.8	(7.4%)	1,158.0	1,221.9	(5.2%)
Retail	123.8	135.8	(8.8%)	241.7	263.8	(8.4%)

Total	$698.0	755.6	(7.6%)	1,399.7	1,485.7	(5.8%)

Segment EBITDA[1]
Food Distribution	$13.7	17.0	(19.5%)	24.9	30.2	(17.6%)
Retail	4.9	5.4	(9.3%)	8.6	9.5	(9.2%)

Total	$18.6	22.4	(17.0%)	33.5	39.7	(15.7%)

Percentage of Sales
Food Distribution	2.4%	2.7%		2.1%	2.5%
Retail	4.0%	4.0%		3.6%	3.6%

Total	2.7%	3.0%		2.4%	2.7%

The combined food distribution and retail segment sales decrease in the second quarter and year-to-date periods compared to the 2009 periods was 7.6% and 5.8%, respectively. The decrease in sales was negatively impacted by the previously announced transition of a portion of a customer buying group to another supplier during the second quarter 2010. However, after adjusting to exclude this sales impact of $16.2 million, sales declined 5.6% for the second quarter and 4.7% year-to-date which is primarily the result of a decrease in comparable sales to existing customers driven by deflation in certain product categories. Retail same store sales declined 4.3% as compared to the prior year quarter and 4.0% in the year-to-date comparison. In addition, we have closed four retail stores since the beginning of the second quarter 2009.
The food distribution and retail segment EBITDA decreased by 17.1% and 15.7% in the second quarter and year-to-date 2010, respectively, compared to the same period last year. Food distribution and retail segment EBITDA as a percentage of sales was 2.7% and 2.4% in the second quarter and year-to-date 2010, respectively, as compared to 3.0% and 2.7% in the prior year.

Financial Target Progress
Improvements on our key financial targets have been achieved since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, Consolidated EBITDA margin improved from 2.2% to 2.8% of sales and the debt leverage ratio has improved from 3.11x to 2.14x from Fiscal 2006 to the second quarter 2010. The ratio of free cash flow to net assets has increased from 8.7% in Fiscal 2006 to 10.0% in the second quarter 2010. Finally, the organic revenue growth metric has been negatively impacted by the current state of the economy, but should improve when consumer confidence begins to recover.
The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

	Long-term		2nd Quarter	Fiscal		Fiscal		Fiscal		Fiscal
Financial Targets	Target		2010	2009		2008		2007		2006
Organic Revenue Growth	2.0%		(3.8%)	(0.6%)		3.1%		(2.1%)		(2.9%)
Consolidated EBITDA Margin	4.0%		2.8%	2.7%		3.1%		2.8%		2.2%
Trailing Four Quarter Free Cash Flow / Net Assets[2]	10.0%		10.0%	10.6%		12.0%		9.2%		8.7%
Total Leverage Ratio (Total Debt / Trailing Four Quarter Consolidated EBITDA)	2.5 - 3.0	x	2.14x	2.02	x	1.75	x	2.20	x	3.11	x

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).
Liquidity
Total debt at the end of the second quarter of 2010 was $294.1 million, a reduction of $44.7 million as compared to $338.8 million at the end of the second quarter of 2009. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the second quarter 2010 was 2.14x. Availability on the Company’s revolving credit facility at the end of the quarter was $193.1 million.
Share Repurchase Program
As previously announced, our Board of Directors approved a share repurchase program authorizing the Company to spend up to $25.0 million to purchase shares of the Company’s common stock. The program took effect on November 16, 2009 and will continue until December 31, 2010. During the second quarter 2010 we repurchased a total of 182,802 shares for $6.5 million, at an average price per share of $35.62. Since the program’s inception, we have repurchased a total of 472,432 shares for $16.3 million, at an average price per share of $34.57.
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A conference call to review the second quarter 2010 results is scheduled for at 8:30 a.m. CT (9:30 a.m. ET) on July 22, 2010. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Market® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:
•	the effect of competition on our food distribution, military and retail businesses;
•	general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; continued disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;
•	macroeconomic and geopolitical events affecting commerce generally;
•	changes in consumer buying and spending patterns;
•	our ability to identify and execute plans to expand our food distribution, military and retail operations;
•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;
•	our ability to identify and execute plans to improve the competitive position of our retail operations;
•	the success or failure of strategic plans, new business ventures or initiatives;
•	our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;
•	changes in credit risk from financial accommodations extended to new or existing customers;
•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;
•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;
•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;
•	failure of our internal control over financial reporting;
•	changes in accounting standards;
•	technology failures that may have a material adverse effect on our business;
•	severe weather and natural disasters that may impact our supply chain;
•	unionization of a significant portion of our workforce;
•	costs related to multi-employer pension plan which has liabilities in excess of plan assets;
•	changes in health care, pension and wage costs and labor relations issues;
•	product liability claims, including claims concerning food and prepared food products;
•	threats or potential threats to security; and
•	unanticipated problems with product procurement.
A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
Contact: Bob Dimond, Executive Vice President & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve		Twenty Four
	Weeks Ended		Weeks Ended
	June 19	June 20	June 19	June 20
	2010	2009	2010	2009

Sales	$1,154,617	1,216,594	$2,334,310	2,356,914
Cost of sales	1,060,280	1,117,565	2,148,153	2,162,766

Gross profit	94,337	99,029	186,157	194,148

Other costs and expenses:
Selling, general and administrative	62,835	67,703	127,482	137,339
Gain on acquisition of a business	—	—	—	(6,682)
Depreciation and amortization	8,170	9,372	16,755	18,707
Interest expense	5,366	5,840	10,624	11,144

Total other costs and expenses	76,371	82,915	154,861	160,508

Earnings before income taxes	17,966	16,114	31,296	33,640

Income tax expense	7,252	6,576	12,641	9,682

Net earnings	$10,714	9,538	$18,655	23,958

Net earnings per share:

Basic	$0.83	0.73	1.43	1.85
Diluted	$0.81	0.72	1.40	1.80

Declared dividends per common share	$0.18	0.18	$0.36	0.36

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,904	13,005	13,015	12,985
Diluted	13,263	13,321	13,352	13,326

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 19,	January 2,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$765	830
Accounts and notes receivable, net	231,778	250,767
Inventories	312,935	285,443
Prepaid expenses and other	14,587	11,410
Deferred tax assets	9,249	9,366

Total current assets	569,314	557,816

Notes receivable, net	21,869	23,343

Property, plant and equipment:	634,610	637,167
Less accumulated depreciation and amortization	(423,467)	(422,529)

Net property, plant and equipment	211,143	214,638

Goodwill	166,545	166,545
Customer contracts and relationships, net	19,698	21,062
Investment in direct financing leases	3,083	3,185
Other assets	11,804	12,947

Total assets	$1,003,456	999,536

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$3,517	4,438
Accounts payable	234,103	240,483
Accrued expenses	59,613	60,524
Income taxes payable	—	3,064

Total current liabilities	297,233	308,509

Long-term debt	270,352	257,590
Capitalized lease obligations	20,228	21,442
Deferred tax liability, net	19,378	19,323
Other liabilities	43,657	42,113
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value.
Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value
Authorized 50,000 shares, issued 13,675 and 13,675 shares respectively	22,792	22,792
Additional paid-in capital	109,109	106,705
Common stock held in trust	(2,367)	(2,342)
Deferred compensation obligations	2,367	2,342
Accumulated other comprehensive income	(10,569)	(10,756)
Retained earnings	275,801	261,821
Treasury stock at cost, 1,282 and 863 shares, respectively	(44,525)	(30,003)

Total stockholders’ equity	352,608	350,559

Total liabilities and stockholders’ equity	$1,003,456	999,536

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Twenty-Four
	Weeks Ended
	June 19	June 20
	2010	2009
Operating activities:
Net earnings	$18,655	23,958
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on acquisition of a business	—	(6,682)
Depreciation and amortization	16,755	18,707
Amortization of deferred financing costs	846	794
Non-cash convertible debt interest	2,413	2,231
Amortization of rebateable loans	2,531	2,519
Provision for bad debts	433	869
Provision for (reversal of) lease reserves	(434)	1,066
Deferred income tax expense	174	586
(Gain) loss on sale of real estate and other	(229)	134
LIFO credit	(362)	(287)
Asset impairments	818	898
Share-based compensation	3,462	5,715
Deferred compensation	463	548
Other	(387)	(74)
Changes in operating assets and liabilities, net of effects of acquisition
Accounts and notes receivable	17,099	(14,561)
Inventories	(27,130)	(11,081)
Prepaid expenses	157	734
Accounts payable	(12,992)	(2,701)
Accrued expenses	(804)	(12,442)
Income taxes payable	(6,398)	(1,467)
Other assets and liabilities	2,609	1,327

Net cash provided by operating activities	17,679	10,791

Investing activities:
Disposal of property, plant and equipment	347	107
Additions to property, plant and equipment	(10,369)	(5,555)
Business acquired, net of cash	—	(78,056)
Loans to customers	(600)	(2,125)
Payments from customers on loans	1,102	1,798
Corporate owned life insurance, net	(297)	(235)
Other	—	629

Net cash used in investing activities	(9,817)	(83,437)

Financing activities:
Proceeds from revolving debt	10,600	86,300
Dividends paid	(4,549)	(4,617)
Proceeds from exercise of stock options	—	196
Repurchase of common stock	(15,191)	—
Payments of long-term debt	(233)	(220)
Payments of capitalized lease obligations	(1,839)	(1,600)
Increase (decrease) in book overdraft	3,285	(4,682)
Payments of deferred financing costs	—	(2,706)

Net cash provided (used) by financing activities	(7,927)	72,671

Net increase (decrease) in cash and cash equivalents	(65)	25
Cash and cash equivalents:
Beginning of year	830	824

End of period	$765	849

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	June 19	June 20
Other Data (In thousands)	2010	2009

Total debt	$294,097	$338,769
Stockholders’ equity	$352,608	$374,334
Capitalization	$646,705	713,103
Debt to total capitalization	45.5%	47.5%

Non-GAAP Data
Consolidated EBITDA — trailing 4 qtrs. (a)	$137,718	142,362
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.14	2.38

Comparable GAAP Data
Debt to earnings before income taxes (b)	13.74	5.91

(a)	Consolidated EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the normal course of business, and non-cash charges (such as LIFO, assets impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

(b)	Leverage ratio is defined as the Company’s total debt at June 19, 2010 and June 20, 2009, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2010

	2009	2009	2010	2010	Trailing
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs

Earnings (loss) from continuing operations before income taxes	$31,655	(41,545)	13,330	17,966	21,406
Add/(deduct)
LIFO	(445)	(2,301)	(40)	(321)	(3,107)
Depreciation and amortization	12,592	9,304	8,585	8,170	38,651
Interest expense	7,621	5,607	5,258	5,366	23,852
Special charge	—	6,020	—	—	6,020
Goodwill impairment	—	50,927	—	—	50,927
Gain on litigation settlement	(7,630)	—	—	—	(7,630)
Closed store lease costs	425	1,644	—	(434)	1,635
Asset impairment	840	722	517	301	2,380
Stock compensation	1,706	1,663	1,605	1,857	6,831
Gains on sale of real estate	(54)	—	—	—	(54)
Subsequent cash payments on non-cash charges	(712)	(772)	(740)	(969)	(3,193)

Total Consolidated EBITDA	$45,998	31,269	28,515	31,936	137,718

	2009	2009	2010	2010	Trailing
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment Consolidated EBITDA
Military	$15,731	12,031	13,615	13,364	54,741
Food Distribution	22,461	15,455	11,227	13,634	62,777
Retail	7,806	3,783	3,673	4,938	20,200

	$45,998	31,269	28,515	31,936	137,718

	2009	2009	2010	2010	Trailing
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment profit
Military	$13,448	10,146	11,816	11,519	46,929
Food Distribution	15,181	11,495	5,799	8,581	41,056
Retail	1,937	(1,449)	227	2,389	3,104
Unallocated
Interest	(6,541)	(4,790)	(4,512)	(4,523)	(20,366)
Gain on litigation	7,630	—	—	—	7,630
Special charge	—	(6,020)	—	—	(6,020)
Goodwill impairment	—	(50,927)	—	—	(50,927)

	$31,655	(41,545)	13,330	17,966	21,406

FY 2009

	2008	2008	2009	2009	Trailing
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Earnings from continuing operations before income taxes	$13,029	10,643	17,526	16,114	57,312
Add/(deduct)
LIFO	8,360	7,849	—	(287)	15,922
Depreciation and amortization	11,643	9,051	9,335	9,372	39,401
Interest expense	7,556	6,034	5,304	5,840	24,734
Gain on acquisition of a business	—	—	(6,682)	—	(6,682)
Closed store lease costs	480	(317)	1,066	—	1,229
Asset impairment	694	1,065	—	898	2,657
Stock compensation	3,013	1,814	3,307	2,408	10,542
Subsequent cash payments on non-cash charges	(787)	(635)	(617)	(714)	(2,753)

Total Consolidated EBITDA	$43,988	35,504	29,239	33,631	142,362

	2008	2008	2009	2009	Trailing
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment Consolidated EBITDA
Military	$14,279	11,484	11,948	11,239	48,950
Food Distribution	21,487	17,412	13,257	16,946	69,102
Retail	8,222	6,608	4,034	5,446	24,310

	$43,988	35,504	29,239	33,631	142,362

	2008	2008	2009	2009	Trailing
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment profit
Military	$11,783	9,242	9,905	9,421	40,351
Food Distribution	5,869	5,155	5,982	10,508	27,514
Retail	1,916	1,450	(470)	1,209	4,105
Unallocated
Interest	(6,539)	(5,204)	(4,573)	(5,024)	(21,340)
Gain on acquisition	—	—	6,682	—	6,682

	$13,029	10,643	17,526	16,114	57,312